UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Hexcel Corp. Outlook Revised To Positive From Stable; ‘BB’ CCR And Other Ratings Affirmed

Publication date:	22-Apr-2008
Primary Credit Analyst:	Roman Szuper, New York (1) 212-438-7813;
roman_szuper@standardandpoors.com

Rationale

On April 22, 2008, Standard & Poor’s Ratings Services revised its outlook on aerospace supplier Hexcel Corp. to positive from stable. At the same time, we affirmed our ratings, including the ‘BB’ corporate credit rating, on the company. About $370 million of debt is outstanding.

The outlook revision is based on improving profitability and credit protection measures, benefiting from growth in core markets, operational leverage, and debt reduction, despite high levels of capital spending.

The ratings on Hexcel reflect participation in the cyclical and competitive commercial aerospace industry, significant investment in carbon fiber capacity needed to support increasing jetliner production rates, and uncertainty arising from an ongoing proxy contest over director nominations.  Those factors are partly offset by the company’s position as the world’s largest manufacturer of advanced composite materials, generally favorable market conditions, and financial profile that is somewhat better than average for the rating.

Hexcel has used cash from operations, proceeds from asset sales, and a preferred equity offering to reduce debt significantly in recent years. This, coupled with increasing earnings, resulted in debt to EBITDA of about 2.0x, a relatively low level for the rating. We expect this ratio to remain at about this level in the near term. The company’s book equity has also improved considerably because of the conversion of the preferred stock to common and a reversal of a $118 million deferred tax valuation allowance. As a consequence, debt to capital is now much lower, at about 45%. Other credit protection measures, such as funds from operations to debt and EBITDA interest coverage, are somewhat better than average for the rating, at about 30% and 7x, respectively. We expect most credit protection measures to remain satisfactory in 2008, mainly because of likely better earnings. However, a high level of capital expenditures (about $150 million annually) for the next three years to support carbon capacity expansion in response to solid commercial aerospace demand will limit free cash flow, which has been about breakeven in recent years and is likely to be moderately negative in 2008.

Stamford, Conn.-based Hexcel is a leader in the composites industry, producing lightweight, high-performance carbon fibers, industrial fabrics, specialty reinforcements, carbon prepregs, structural adhesives, honeycomb, and composite structures for the commercial aerospace, defense and space, and industrial sectors. The company concentrates on serving growing markets in which it has competitive advantage.

Hexcel’s largest market, commercial aerospace (about 55% of estimated sales in 2008), remains strong, reversing a severe downturn in the 2001-2003 period. Deliveries of jetliners increased considerably in 2007, with higher volumes in 2008 and likely in 2009, despite the slowing global economy. The company’s aerospace sales are well balanced between Airbus and Boeing planes, with meaningful diversification from regional and business jets. Although production delays of Airbus’ A380 double-decker aircraft constrained segment growth in 2007, we expect revenues from A380 sales to pick up in 2008 and beyond. Hexcel will not provide composites for the primary structures for Boeing’s new 787 aircraft, but will manufacture other composite parts, such as those for secondary structures, the interior, the engines, and nacelles for this jetliner. Initial deliveries of 787 have been delayed by about a year and half. The delay is likely to have a relatively modest impact on sales in 2008-2009, with good long-term opportunities once production rates ramp up. Additionally, other commercial airplanes, and regional and business jets are increasing production rates, which should provide substantial revenues over the intermediate term. Growth prospects are enhanced by increasing use of composite materials on new aircraft and a trend toward a global fleet with a higher percentage of bigger, wide-body aircraft with a higher content of composites.

Strong global demand for wind energy and market share gains are driving revenues in the industrial segment (20%-25% of sales), while demand for recreation and other industrial applications has been uneven. We expect growth of about 10% over the two to three years for the industrial segment. The space and defense market (20%-25%) will likely increase at a steady high-single-digit percent rate in the intermediate term, benefiting from the growth in helicopter programs, the transition to full build rates for some military aircraft, and increasing use of composites, which are critical materials for a number of applications. Consolidated operating margins have trended up in the past few years to a satisfactory 15%-16% in 2007, benefiting from cost-reduction efforts, operating leverage from higher revenues, and a favorable product mix.* The return on permanent capital is also respectable, at 18%. We expect incremental improvements in profitability in the next two years, aided by the above factors, together with increasing productivity.

The outcome of a proxy contest over director nominations remains uncertain until the annual meeting of stockholders, which is scheduled for May 8, 2008. OSS Capital (OSS), an activist hedge fund, is proposing three nominees for the board of directors and is opposing three members proposed by Hexcel (out of 10 directors nominated by Hexcel for reelection). OSS, which owns 5.5% of Hexcel’s common stock, stated its main concern as Hexcel’s financial underperformance (especially profit margins); as a consequence, OSS alleges that shareholder value is not maximized. OSS offers no specific actions to address its concerns, aside from its proposal for board nominees. The nominating and governance committee of Hexcel’s board offered to add one of the OSS candidates to the existing board, but the offer was rejected. We will monitor the situation and any potential adverse effect on credit quality.

Liquidity

Hexcel’s liquidity, supported by internal cash generation, a partially available $125 million revolver, and cash and equivalents ($26 million on March 31, 2008), should cover the bulk of near-term operational and financial needs. There are no significant debt maturities until 2011. Free cash flow is likely to be moderately negative in 2008, primarily because of continued high levels of capital expenditures to expand carbon fiber production. We expect the company to remain in compliance with financial covenants in its credit facility, which include maximum leverage and minimum interest coverage ratios.

Recovery analysis

Hexcel’s $350 million secured credit facility is rated ‘BB+’, one notch above the corporate credit rating, with a ‘2’ recovery rating, indicating our expectation of substantial (70%-90%) recovery in the event of a payment default. The facility consists of a $125 million revolver and a $225 million term loan maturing in March 2010 and March 2012, respectively. The $225 million subordinated notes are rated ‘B+’, with a ‘6’ recovery rating, indicating our expectation of negligible (0%-10%) recovery in the event of a payment default. For an updated recovery analysis, see the recovery report, “ Hexcel Corp.’s Recovery Rating Profile,” published March 19, 2008, on RatingsDirect.

Outlook

The outlook is positive. Continued favorable conditions in core markets, ongoing gains in operating efficiency, and further strengthening in credit protection measures could lead to a ratings upgrade over the next 12 months.

* Hexcel Corporation notes that the consolidated operating margin of 15%-16% is accurate with respect to Hexcel's Composite Materials segment, while the consolidated operating margin for the entire company was approximately 10%.

We could revise the outlook to stable if the slowing global economy has a greater-than-expected effect on the company’s sales and profits. Hexcel’s financial policy or strategic direction may change if OSS representatives join the board of directors either through a proxy win or a settlement with the company. We would assess the rating outlook if Hexcel’s financial policy becomes more aggressive.

Ratings List

Ratings Affirmed; CreditWatch/Outlook Action

	To	From
Hexcel Corp.
Corporate Credit Rating	BB/Positive/—	BB/Stable/—

Ratings Affirmed

Hexcel Corp.
Senior Secured
US$225 mil. term loan B bank ln due 2012	BB+

Recovery Rating	2
US$125 mil. revolving credit fac bank ln due 2010	BB+

Recovery Rating	2
Subordinated
Local Currency	B+
Recovery Rating	6

Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; select your preferred country or region, then Ratings in the left navigation bar, followed by Credit Ratings Search.

Analytic services provided by Standard & Poor’s Ratings Services (Ratings Services) are the result of separate activities designed to preserve the independence and objectivity of ratings opinions. The credit ratings and observations contained herein are solely statements of opinion and not statements of fact or recommendations to purchase, hold, or sell any securities or make any other investment decisions. Accordingly, any user of the information contained herein should not rely on any credit rating or other opinion contained herein in making any investment decision. Ratings are based on information received by Ratings Services. Other divisions of Standard & Poor’s may have information that is not available to Ratings Services. Standard & Poor’s has established policies and procedures to maintain the confidentiality of non-public information received during the ratings process.

Ratings Services receives compensation for its ratings. Such compensation is normally paid either by the issuers of such securities or third parties participating in marketing the securities. While Standard & Poor’s reserves the right to disseminate the rating, it receives no payment for doing so, except for subscriptions to its publications. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees.

Note:  The foregoing press release by Standard & Poor’s was furnished to RiskMetrics Group - ISS Governance Services (ISS).  In addition, analyst reports from Stifel Nicolaus, Jefferies & Company, Goldman Sachs, Deutsche Bank and Credit Suisse were furnished to ISS.  Permission to furnish these materials was neither sought nor obtained. The information, including forward-looking statements, contained in the foregoing materials should not be attributed to Hexcel and are not adopted by Hexcel, and Hexcel does not undertake any duty to update any forward-looking statements contained therein.

The following financial data was excerpted from publicly available periodic reports of Hexcel Corporation and Cytec Industries Inc.  The data was furnished to ISS at ISS's request.

Quarterly Operating Margin Comparison

	Q1 06	Q2 06	Q3 06	Q4 06	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	FY 2006	FY 2007
HXL Composite Materials

Sales	220.7	234.5	211.7	219.6	240.0	240.3	231.6	263.9	288.9	886.5	975.8
Operating Income	33.0	36.4	29.5	20.2	36.9	38.2	33.9	33.8	44.4	119.1	142.8
Operating Margin	15.0%	15.5%	13.9%	9.2%	15.4%	15.9%	14.6%	12.8%	15.4%	13.4%	14.6%
Adj Opg Income	33.9	36.7	30.0	28.4	38.2	38.0	35.8	40.4	45.0	129.0	152.4
Adj Opg Inc %	15.4%	15.6%	14.2%	12.9%	15.9%	15.8%	15.5%	15.3%	15.6%	14.5%	15.6%

CYT Engineered Matls

Sales	139.0	151.6	150.9	160.3	163.4	166.6	162.2	177.5	200.0	601.8	669.7
Operating Income	23.9	28.3	26.7	27.2	32.6	34.8	28.8	36.1	44.5	106.1	132.3
Operating Margin	17.2%	18.7%	17.7%	17.0%	20.0%	20.9%	17.8%	20.3%	22.3%	17.6%	19.8%
Adj Opg Income	23.9	28.3	26.7	29.6	32.6	34.8	28.8	36.1	44.5	108.5	132.3
Adj Opg Inc %	17.2%	18.7%	17.7%	18.5%	20.0%	20.9%	17.8%	20.3%	22.3%	18.0%	19.8%

Source: Company filings.

	2003	2004	2005	2006	2007
Hexcel (total company)
Sales	$730	$837	$958	$1,050	$1,171
OI	46.8	62.1	84.3	103.4	114.9
OI%	6.4%	7.4%	8.8%	9.9%	9.8%
Adj OI	$45	$65	$102	$115	$135
Adj OI%	6.2%	7.8%	10.6%	10.9%	11.5%

Hexcel Composite Materials
Sales	$584	$696	$813	$887	$976
OI	$69	$99	$118	$119	$143
OI%	11.8%	14.2%	14.5%	13.4%	14.6%
Adj OI	$72	$101	$121	$129	$152
Adj OI%	12.3%	14.5%	14.8%	14.6%	15.6%

Cytec (total company)
Sales	$1,472	$1,721	$2,926	$3,330	$3,504
OI	$161	$168	$161	$305	$324
OI%	10.9%	9.7%	5.5%	9.2%	9.2%
Adj OI	$161	$176	$235	$296	$328
Adj OI%	10.9%	10.2%	8.0%	8.9%	9.4%

Cytec - Engineered Materials
Sales	$409	$487	$542	$602	$670
OI	$66	$83	$103	$106	$132
OI%	16.1%	17.0%	19.0%	17.6%	19.8%
Adj OI	$66	$83	$103	$108	$132
Adj OI%	16.1%	17.0%	19.0%	18.0%	19.8%

Note: adjustments only made if one-time items were specifically identified on the face of the income statement.